Microware Systems Corporation
                  Computation of Net Earnings (Loss) per Share (1) (Amounts in thousands, except per share amounts)

                                               Year ended March 31,
                                           ----------------------------
                                            1995      1996       1997
                                           -----      ------    -------

Net earnings (loss)                         $921      $1,376    ($1,571)
                                           =====      ======     ======
Reconciliation of weighted average
    number of shares outstanding
    to amount used in net earnings
    (loss) per share computation:
    Weighted average number of
      common shares outstanding            8,729      9,730      13,754
    Weighted average number of
       convertible Series A Preferred
       Stock                               1,360      1,360         -
    Common stock issued below the
       initial public offering price
       and within twelve months
       preceding the initial public
       offering                              316        100         -
    Dilutive effect of warrants              -           -          -
    Dilutive effect of options             1,658      1,840         -
                                          ------     ------      ------
                                          12,063     13,030      13,754
                                          ======     ======      ======
Net earnings (loss) per share              $0.08      $0.11      ($0.11)
                                          ======     ======      ======

(1)   See Note 1 of Notes to the Consolidated Financial Statements.



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